Exhibit 10.2

July 2, 2012

Mr. J.J. Finkelstein

3910 East-West Highway

Chevy Chase, MD 20815

Re: Temporary Employment Terms

Dear J.J.:

Due to the Company’s current financial situation, it is necessary for the Company to reduce its labor costs. Accordingly, the Company is reducing all salaries and work hours. You are being offered the opportunity to continue your employment with RegeneRx Biopharmaceuticals, Inc. (the “Company”) at its Rockville, Maryland location as part-time, temporary employee. Your position will remain as President and Chief Executive Officer, performing such duties as are normally associated with this position and such duties as are assigned to you from time to time. Commencing on July 1, 2012, will receive a salary at a rate of $50.00 per hour for work related to the May 2010 grant from the National Institutes of Health’s National Heart Lung & Blood Institute (the “NIH Grant”), and at a rate of $50.00 per hour for all other work. Such payments will be subject to payroll deductions and all required withholdings and payable in accordance with the Company’s standard payroll practices.

Your typical work schedule will be up to 100 hours per month; however, you will be scheduled according to the Company’s needs, and the Company does not guarantee you any minimum number of hours of work per month. You may be asked to work additional hours; however, you should not work beyond your scheduled work hours for the month unless Allan L. Goldstein has expressly requested you to do so or you have received the written approval of Allan L. Goldstein prior to working the additional time. If you work beyond your scheduled work hours without permission, you will be subject to disciplinary action up to and including termination. You must record your hours worked on a daily basis, including your start and stop times, and meal periods.

You will not be eligible for any Company benefits, including but not limited to: health coverage, holidays, paid vacation, sick leave, and other insurance coverage. You will be eligible for certain minimum benefits required by law, such as workers’ compensation, unemployment, and Social Security.

You acknowledge your continuing obligations under your Proprietary Information, Non-Competition and Inventions Assignment Agreement dated November 4, 2005, which remains in full force and effect. Additionally, your employment continues to be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

RegeneRx Biopharmaceuticals, Inc. · 15245 Shady Grove Road, Suite 470, Rockville, MD 20850

PHONE 301.208.9191 · FAX 301.208.9194 · WEB www.regenerx.com

Your employment with the Company is temporary. The Company anticipates that your employment will continue until December 31, 2012, which will be your employment termination date unless your employment is terminated earlier by you or by the Company. Continued work beyond December 31, 2012, does not automatically convert your employment to regular status.

Your employment relationship with the Company will continue to be at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the your Proprietary Information, Non-Competition and Inventions Assignment Agreement, set forth the entire understanding between us and supersede any other representations or agreements, whether written or oral, including, but not limited to your Second Amended and Restated Employment Agreement dated March 12, 2009, as amended; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Please indicate your acceptance of this offer by signing below and returning it to me.

Sincerely,

/s/Allan L. Goldstein

Allan Goldstein

Chairman

ACCEPTED AND AGREED TO:

/s/ J.J. Finkelstein

J.J. Finkelstein

July 2, 2012

Date